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                                                                     EXHIBIT 6.9


This AGREEMENT is made the First day of SEPTEMBER 2000 BETWEEN WALLEM SHIPMANAGEMENT LIMITED whose registered office is at 48th Floor, Hopewell Centre, 183, Queen's Road East, Wanchai, Hong Kong ("WSM")(1) and ULTRASTRIP SYSTEMS, INC. whose principal business office is at 1156 S.E. Monterey Road, Stuart, Florida, 34994, U.S.A. ("Ultrastrip")(2).

1.0  DESCRIPTION

     1.1 Ultrastrip is the designer and manufacturer of a robotic hydro blasting system to be used in the heavy marine industry based on its patented M2000 Robotic System ("the M2000 Robot"). The M2000 Robotic system is a cost-effective, safe and environmentally compliant system for coatings removal.

     1.2 Ultrastrip wish to enter into an agreement with WSM for the following services:

          (i) to jointly develop a marketing plan to cover the concept and operation of the M2000 Robotic system and to introduce this to shipyards all over the world; and

          (ii) to devel                           for the global deployment and
               operation                                tem.

2.0  BASIS OF AGREEMENT

     NOW IT IS HEREBY                             as follows:-

     2.1 Subject to the terms and conditions herein provided during the period of this Agreement, WSM shall carry out services in respect of the M2000 Robotic system ("Services") as agents for and on behalf of Ultrastrip. This Agreement shall be effective from the date of signing by both parties.

     2.2 Ultrastrip hereby authorizes WSM to market the Services to potential users, mainly shipyards worldwide, under the terms of this Agreement. This authorisation is exclusive and non-transferable.

     2.3 Ultrastrip will promote WSM through its web site and through its media releases. Upon execution of the Agreement both parties may produce a press release announcing the relationship created hereby. The text and content of any such press release shall be approved by designated parties of both Ultrastrip and WSM.


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     2.4  Ultrastrip shall train the operating teams provided by WSM, for and on behalf of Ultrastrip, as to the operation of the M2000 Robotic System and its auxiliary equipment and provide guidance for WSM as to sales and marketing techniques related to the Services.

     2.5 WSM shall acquire as soon as possible a fundamental knowledge of the operation of the M2000 Robotic system.

     2.6 WSM shall use best endeavors to promote the Services worldwide through the implementation of the agreed joint marketing plan and to:

          a. Assist Ultrastrip in securing contracts with targeted shipyards for coatings removal service provided by the M2000 Robotic system.

          b. Assist in the management of all phases of the contract, provide the personnel, (number of which to be agreed between WSM and UltraStrip) required to operate the M2000 Robotic system and to conduct the day to day operations of the M2000 Robotic system in the contracted shipyards.

               WSM shall not be responsible for invoicing and collection of monies in respect of work done and area blasted. WSM shall agree the blasted area with the yard on completion of the work and pass this to Ultrastrip who will be solely responsible for invoicing and collection of all monies relating to the work.

          c. The parties shall regularly inform each other about the general market developments relating to the Services, furnish each other with appropriate information for support and planning purposes, exchange such other information and conduct such other activities as the parties agree will carry out the intent of this Agreement.

          d. WSM shall draw up with Ultrastrip a joint marketing plan within three (3) months from the date of signing of this Agreement. This will involve advertisement and travel which may be extensive initially. Any and all out of pocket expenses for any agreed / approved (by Ultrastrip) marketing costs shall be paid by Ultrastrip. Executive time shall be for WSM's own account and no charge will be passed to Ultrastrip.

          e. WSM shall establish a management team initially in Deerfield Beach, Florida, U.S.A. and the cost of this office shall be at no extra cost to Ultrastrip. Ultrastrip shall however reimburse WSM for postage, communications expenses, travelling expenses and other out of pocket


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               expenses properly incurred by WSM in pursuance of the management service.

3.0  MANAGEMENT FEE

     3.1 Ultrastrip shall pay to WSM for its services as managers under this Agreement a monthly management fee of five thousand US Dollars (US$5,000). This fee will be payable by Ultrastrip to WSM for each shipyard location irrespective of the number of M2000 Robotic systems operating within that yard. In addition to the monthly management fee Ultrastrip will pay to WSM an agreed commission of 2% of the contract value agreed between Ultrastrip, and any given shipyard where the M2000 Robotic system is deployed. This commission shall be payable annually by Ultrastrip to WSM and shall continue until the Shipyard contract period has ended or until this Agreement has been terminated under the provisions herein.

     3.2 WSM shall not receive any management fee until such units are deployed in the shipyards, however payment of the management fee shall commence as soon as deployment of the M2000 Robotic system has been made to the shipyard and operating teams have been assigned irrespective of whether the M2000 Robotic systems are actually being operated or not.

     3.3 The management fee will be payable monthly and will be subject to annual review on the anniversary date of this Agreement.

     3.4 In the event of the appointment of WSM being terminated by Ultrastrip or WSM in accordance with the provisions 9 and 10, other than by reason of default by WSM, the management fee payable to WSM according to the provisions of sub clause 3.1 shall continue to be paid for a further period of one (1) calendar month from the termination date.

4.0  BUDGET AND MANAGEMENT OF FUNDS

     4.1 WSM shall present to Ultrastrip a budget for operation of each M2000 Robot System annually to reflect the next twelve (12) months' operating costs and in a format acceptable to Ultrastrip. A separate budget shall be submitted to Ultrastrip for each newly deployed M2000 Robot System and the budget shall reflect the particular area of operation or location of the shipyard. The budget shall account for all expenditures related to the operation and maintenance of the M2000 Robotic System and a list of such items are listed under annex 'A'.


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     4.2  WSM shall present to Ultrastrip an annual budget for marketing of the
          M2000 Robotic System to reflect the strategy agreed to by Ultrastrip and WSM in the joint marketing plan as agreed under the provisions of this Agreement.

     4.3 Ultrastrip shall indicate to WSM its acceptance and approval of the annual budget within one (1) month of presentation and in the absence of any such indication WSM shall be entitled to assume that the proposed budget has been accepted by Ultrastrip.

     4.4 Following agreement on the budget WSM shall prepare and present to Ultrastrip its estimate of the working capital requirement of each M2000 Robotic system and WSM shall each month update this estimate. Based thereon, WSM shall each month request Ultrastrip for the funds required to operate the M2000 Robotic systems for the ensuing month. Such funds shall be received by WSM within five (5) running days after receipt by Ultrastrip of WSM's written request and shall be held to the credit of Ultrastrip in a separate bank account.

     4.5 WSM shall produce a comparison between budgeted and actual expenditure of the M2000 Robotic systems in such a form as required by Ultrastrip on a monthly basis or at such times as mutually agreed.

     4.6 Notwithstanding anything contained herein to the contrary, WSM shall in no circumstances be required to use or commit its own funds to finance the provision of the Services provided.

5.0  INSURANCES

     Ultrastrip shall procure insurances, whether by instructing WSM or otherwise, to ensure that throughout the period of this agreement:

     5.1 The M2000 Robotic System is insured for full market value against all risks, including all liabilities arising out of the management, operation, or any defect, of the M2000 Robotic System.

     5.2 WSM are indemnified for any liabilities to the operating crew, as well as any liabilities caused by the operating crew to third parties.

     5.3 Ultrastrip will be responsible for timely payment of the premiums, as well as any policy deductibles or shortfall in recovery under the insurances.

     5.4 Where appropriate, WSM are to be named as Co-assureds under the insurance policies.


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6.0  RIGHT TO SUB-CONTRACT

     6.1 WSM shall not have the right to sub-contract any and all of their obligations hereunder without prior written consent of Ultrastrip, which shall not be unreasonably withheld. In the event of such a sub-contract WSM shall remain fully liable for the due performance of its obligations under this Agreement.

7.0  RESPONSIBILITIES

     7.1 Neither Ultrastrip nor WSM shall be under any liability for any failure to perform any of its obligations hereunder by reason of any cause whatsoever of any nature or kind beyond its reasonable control.

     7.2 (i) WSM shall be under no liability whatsoever to Ultrastrip for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, including but not limited to loss of profit, arising out of or in connection with whatsoever in the course of performance of the Services being provided UNLESS the same is proved to have resulted solely from the negligence, gross negligence or willful default of WSM or its employees, agents or sub-contractors employed by WSM in connection with the Services provided, in which case (save where loss, damage, delay or expense has resulted from WSM's personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result), WSM's liability for each incident or series of incidents giving rise to a claim or claims shall never exceed six (6) times the monthly management fee per shipyard location payable hereunder.

          (ii) Notwithstanding anything that may appear to the contrary in this Agreement, WSM shall not be liable for any actions or omissions of the operating teams even if such actions or omissions are negligent, grossly negligent or willful, unless such actions or omissions are shown to have resulted from a failure by WSM to discharge its obligations under the terms of this Agreement, in which case WSM's liability shall be limited in accordance with the terms of clause 7.2(i).


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     7.3  Except to the extent and solely for the amount therein set out that
          WSM would be liable under clause 7.2 (i) of this Agreement, Ultrastrip hereby undertakes to keep WSM and its employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement and against and in full in respect of all costs, losses, damages and expenses including legal costs and expenses on a full indemnity basis, which WSM may suffer to incur either directly or indirectly in the course of the performance of this Agreement.

8.0  AUDITING

     8.1 WSM shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by Ultrastrip at such times as may be mutually agreed. On the termination for whatever reasons of this Agreement, WSM shall release to Ultrastrip, if so requested, the originals where possible, or otherwise certified copies of all such accounts and all documents specifically relating to the management services provided by WSM for the operation of the M2000 Robotic system.

9.0  DURATION

     9.1 This Agreement shall come into effect on the day and year stated at the top of page 1 and shall continue until otherwise terminated by either party giving the other notice in writing, in which event the Agreement shall terminate upon the expiration of a period of one (1) month from the date upon which notice was given.

10.0 TERMINATION

     10.1 (i) Ultrastrip's Default -- WSM shall be entitled to terminate this Agreement with immediate effect by notice in writing if any moneys payable by Ultrastrip under this Agreement shall not have been received in WSM's nominated account within ten (10) running days of receipt by Ultrastrip of WSM's written request or if the M2000 Robotic systems are repossessed by the mortgagees.

          (ii) If Ultrastrip fails to meet its obligations under the terms of this Agreement for any reasons within its control, WSM may give notice


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              of default to Ultrastrip, requiring Ultrastrip to remedy it as soon as is practically possible. In the event that Ultrastrip fails to remedy it within a reasonable time to the satisfaction of WSM then WSM shall be entitled to terminate the Agreement with immediate effect by notice in writing.

     10.2 WSM's Default -- If WSM fails to meet its obligations under the terms of this Agreement for any reason within the control of WSM, Ultrastrip may give notice to WSM of the default requiring WSM to remedy it as soon as practically possible. In the event that WSM fails to remedy it within a reasonable time to the satisfaction of Ultrastrip, then Ultrastrip shall be entitled to terminate the Agreement with immediate effect by notice in writing.

     10.3 Upon termination of this Agreement:-

          (i) WSM shall within ten (10) business days after termination return to Ultrastrip (or dispose of as mutually agreed) all advertising materials and other properties furnished to it by Ultrastrip pursuant to this Agreement.

          (ii) both parties shall cease acting in a manner that would suggest any continuing relationship between the parties regarding the M2000 Robotic system and also all advertising contemplated under this Agreement shall cease.

     10.4 Termination of this Agreement shall be without prejudice to all rights accrued and due between the parties prior to the date of termination.

11.0  LAW AND ARBITRATION

     11.1 This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statuary modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this clause.

     The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMMA) Terms current at the time when the arbitration proceedings are commenced.


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     The reference shall be to three (3) arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified the party referring a dispute to arbitration may without the requirement of any further notice appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

     Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

     In cases where neither the claim nor any counter claim exceeds the sum of fifty thousand US dollars (US$50,000) or such sum as the parties may agree, the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

12.0 NOTICES

     12.1 Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.

     12.2 The contact details of the parties for service of such communication are:

ULTRASTRIP                                        WALLEM SHIPMANAGEMENT LTD
1156 S.E. Monterey Road,                          46th Floor, Hopewell Centre,
Stuart,                                           183 Queen's Road East,
Florida, 34994,                                   Wanchai,
USA.                                              Hong Kong (SAR).

Tel.  : 561-287-4846                              Tel.  : 852 2876 8202
Fax.  : 561-781-4778                              Fax.  : 852 2876 1210
Email : dmaguire@ultrastrip.com                   Email : wsmhk@wallem.com
Telex                                             Telex : 74147 NEGO HX


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IN WITNESS whereof this Agreement has been executed by the parties hereto the day and year first above written.

SIGNED BY: R.G. BUCHANAN

For and on behalf of                   )
WALLEM SHIPMANAGEMENT LIMITED          )                    [SEAL]
in the presence of:- R.N. SINGH        )
                                       )
        /s/ R.N. SINGH                 )/s/ R.G. BUCHANAN
                                        ------------------------------------
                                        Managing Director




SIGNED BY: DENNIS McGUIRE

For and on behalf of                   )
ULTRASTRIP SYSTEMS, INC.               )
in the presence of:- MICKEY DONN       )
                                       )
       /s/ MICKEY DONN                 )/s/ DENNIS McGUIRE
                                        ------------------------------------
                                        President


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